Exhibit 99.1

Theriva Biologics Reports Third Quarter 2022 Operational Highlights and Financial Results

-Reported encouraging clinical data supporting the differentiated mode-of action of Theriva’s novel oncolytic adenovirus (OV) platform-

-Received clearance from the Federal Drug Administration (FDA) and Spanish Competent Authority (AEMPS) for the planned Phase 2 clinical trial of systemically administered VCN-01 in Pancreatic Ductal Adenocarcinoma (PDAC) patients-

- Reported positive safety and pharmacokinetic data from Cohort 1 of the Phase 1b/2a clinical trial of SYN-004 (ribaxamase) in allogeneic hematopoietic cell transplant recipients and dosed the first patient in Cohort 2-

-As of September 30, 2022, Theriva Biologics reports $50.5 million in cash, which is expected to provide runway into the first quarter of 2024-

-Conference call and webcast to be held on Friday, November 11 at 8:30 a.m. ET-

Rockville, MD, November 10, 2022 – Theriva Biologics (NYSE American: TOVX), a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need, today reported financial results for the quarter ended September 30, 2022, and provided a corporate update.

“We are encouraged by our clinical results demonstrating the therapeutic potential of Theriva’s oncology-focused platform,” said Steven A. Shallcross, Chief Executive Officer of Theriva Biologics. “Important clinical data for VCN-01, our lead oncolytic virus product candidate was presented at ESMO, further validating VCN-01’s differentiated mechanism of action and potential to provide meaningful clinical benefit across multiple solid tumor indications. With regulatory clearance from the FDA and Spanish Competent Authority (AEMPS), our near-term priority is the initiation of Theriva’s Phase 2 study of VCN-01 in combination with standard-of-care chemotherapy (gemcitabine/nab-paclitaxel) as a first line therapy for patients with newly-diagnosed metastatic pancreatic ductal adenocarcinoma (PDAC). We will also seek to leverage our Orphan Drug Designation and engage with regulatory agencies to define the best path forward for VCN-01 in the treatment of advanced retinoblastoma. We look forward to providing updates on Theriva’s progress as we deliver on upcoming milestones and drive shareholder value.”

Recent Program Highlights and Anticipated Milestones:

VCN-01:

•	In September 2022, investigators from Hospital Sant Joan de Déu in Barcelona presented new preclinical data at the SIOP 2022 Congress of the International Society of Pediatric Oncology, demonstrating that administration of VCN-01 in combination with topotecan chemotherapy may improve VCN-01 activity against retinoblastoma.

•	In September 2022, announced a presentation at ESMO Congress 2022 describing initial data from a Phase 1 investigator-sponsored study evaluating VCN-01 in combination with durvalumab for patients with recurrent/metastatic squamous cell carcinoma of the head and neck (R/M HNSCC). The acceptable safety profile observed in the sequential arm of this study as well as the biological activity observed in R/M HNSCC patients previously treated with anti-PD(L)-1 agents speak to the promise of VCN-01- as a potential means of enhancing the efficacy of immunotherapeutic agents in patients who are unresponsive to these cancer therapies.

•	In September 2022, received clearance from the FDA and AEMPS for the planned Phase 2 clinical trial of systemically administered VCN-01 in PDAC patients.

•	Anticipated milestones:

o	Initiation of VCN-01 dosing in an investigator sponsored study of brain tumors at the University of Leeds (Q4 2022).

o	Initiation of VIRAGE, a Phase 2 study of VCN-01 in combination with standard-of-care chemotherapy (gemcitabine/nab-paclitaxel) as a first line therapy in newly diagnosed metastatic PDAC patients (Q4 2022).

o	Hold a pre-IND meeting with the FDA (early 2023) prior to the initiation of a clinical study evaluating VCN-01 as an adjunct to chemotherapy in pediatric patients with advanced retinoblastoma (H2 2023).

SYN-004 (ribaxamase):

•	In September 2022, announced a positive outcome from the Data and Safety Monitoring Committee (DSMC) review of safety and pharmacokinetic data from the first Cohort of the Phase 1b/2a randomized, double-blinded, placebo-controlled clinical trial of SYN-004 (ribaxamase) in allogeneic hematopoietic cell transplant (HCT) recipients for the prevention of acute graft-versus-host-disease (aGVHD). The DSMC recommended that the study may proceed to enroll Cohort 2 in which study drug (SYN-004 or Placebo) will be administered in combination with the IV beta-lactam antibiotic piperacillin/tazobactam.

•	In October 2022, announced the first patient was dosed in the second cohort of the SYN-004 study in allo-HCT patients.

•	Anticipated milestones:

o	Complete the second cohort of our Phase 1b/2a clinical study of SYN-004 for the prevention of acute graft-versus-host-disease in bone marrow transplant patients (Q1 2024).

Corporate Updates

•	In October 2022, the Company rebranded as Theriva Biologics and began trading on NYSE American under the new ticker symbol “TOVX.” The new name, logo, and branding elements are a unifying identity for the Company that reflects our position as a leading multinational developer of innovative, differentiated oncolytic virus therapies to treat devastating cancers with high unmet need.

Quarter Ended September 30, 2022 Financial Results

General and administrative expenses

General and administrative expenses increased to $2.4 million for the three months ended September 30, 2022, from $1.3 million for the three months ended September 30, 2021. This increase of 88% was primarily comprised of increased consulting and legal costs related to the VCN acquisition, increase in the fair value of the contingent consideration, higher insurance costs, audit fees, and public relations expenses, and VCN administrative expenses not included in the prior year. The charge related to stock-based compensation expense was $93,000 for the three months ended September 30, 2022, compared to $83,000 for the three months ended September 30, 2021.

Research and development expenses

Research and development expenses increased to $2.6 million for the three months ended September 30, 2022, from approximately $2.0 million for the three months ended September 30, 2021. This increase of 30% is primarily the result of VCN research expenses related to VCN-01 not incurred in the prior year and, to a lesser extent, higher manufacturing expenses related to our Phase 1a clinical trial of SYN-020. We anticipate research and development expense to increase as we plan for and initiate enrollment for our VIRAGE phase 2 clinical trial for VCN-01 in PDAC and our proposed clinical trial in retinoblastoma, expand GMP manufacturing activities for VCN-01, and continue supporting our VCN-11 and other preclinical and discovery initiatives. The charge related to stock-based compensation expense was $28,000 for the three months ended September 30, 2022, compared to $19,000 related to stock-based compensation expense for the three months ended September 30, 2021.

Other income/Expense

Other income was $161,000 for the three months ended September 30, 2022 compared to other income of $2,000 for the three months ended September 30, 2021. Other income for the three months ended September 30, 2022 is primarily comprised of interest income of $170,000 offset by an exchange loss of $9,000. Other income for the three months ended September 30, 2021 was primarily comprised of interest income.

Cash and cash equivalents totaled $50.5 million as of September 30, 2022, compared to $67.3 million as of December 31, 2021.

Conference Call

Theriva Biologics will host a conference call at 8:30 a.m. ET today to review the third quarter 2022 operational highlights and financial results. Individuals may participate in the live call via telephone by dialing (888) 254-3590 (domestic) or (929) 477-0402 (international) and using the conference ID: 5687287. Participants are asked to dial in 15 minutes before the start of the call to register. Investors and the public can access the live and archived webcast of this call via the “Investors” section of the company’s website, https://www.therivabio.com, under “Events” or by clicking here, for 90 days after the call.

About Theriva Biologics, Inc.

Theriva Biologics (NYSE American: TOVX), is a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need. The Company’s subsidiary VCN Biosciences, S.L. (VCN), has been developing a new oncolytic adenovirus platform designed for intravenous (IV), intravitreal and antitumoral delivery to trigger tumor cell death, improve access of co-administered cancer therapies to the tumor, and promote a robust and sustained anti-tumor response by the patient’s immune system. The Company’s lead candidates are: (1) VCN-01, an oncolytic adenovirus designed to replicate selectively and aggressively within tumor cells, and to degrade the tumor stroma barrier that serves as a significant physical and immunosuppressive barrier to cancer treatment; (2) SYN-004 (ribaxamase) which is designed to degrade certain commonly used IV beta-lactam antibiotics within the gastrointestinal (GI) tract to prevent microbiome damage, thereby limiting overgrowth of pathogenic organisms such as VRE (vancomycin resistant Enterococci) and reducing the incidence and severity of acute graft-versus-host-disease (aGVHD) in allogeneic hematopoietic cell transplant (HCT) recipients; and (3) SYN-020, a recombinant oral formulation of the enzyme intestinal alkaline phosphatase (IAP) produced under cGMP conditions and intended to treat both local GI and systemic diseases. For more information, please visit Theriva Biologics' website at www.therivabio.com.

Forward-Looking Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, and include statements regarding the cash being expected to provide runway into the first quarter of 2024, VCN-01 providing meaningful clinical benefit across multiple solid tumor indications, leveraging the Orphan Drug Designation and engaging with regulatory agencies to define the best path forward for VCN-01 in the treatment of advanced retinoblastoma, providing updates on Theriva’s progress as Theriva delivers on upcoming milestones and driving shareholder value, VCN-01- as a potential means of enabling the use of immunotherapeutic agents in patients who are unresponsive to these cancer therapies, initiation of VCN-01 dosing in an investigator sponsored study of brain tumors at the University of Leeds (Q4 2022), initiation of VIRAGE, a Phase 2 study of VCN-01 in combination with standard-of-care chemotherapy (gemcitabine/nab-paclitaxel) as a first line therapy in newly diagnosed metastatic PDAC patients (Q4 2022), initiation of a clinical study evaluating VCN-01 as an adjunct to chemotherapy in pediatric patients with advanced retinoblastoma (H2 2023) and completing the second cohort of our Phase 1b/2a clinical study of SYN-004 for the prevention of acute graft-versus-host-disease in bone marrow transplant patients in the first quarter 2024. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s and VCN’s ability to reach clinical milestones when anticipated including initiation of VCN-01 dosing in an investigator sponsored study of brain tumors at the University of Leeds (Q4 2022), initiation of VIRAGE, a Phase 2 study of VCN-01 in combination with standard-of-care chemotherapy (gemcitabine/nab-paclitaxel) as a first line therapy in newly diagnosed metastatic PDAC patients (Q4 2022), initiation of a clinical study evaluating VCN-01 as an adjunct to chemotherapy in pediatric patients with advanced retinoblastoma (H2 2023), completing the second cohort of our Phase 1b/2a clinical study of SYN-004 for the prevention of acute graft-versus-host-disease in bone marrow transplant patients in the first quarter 2024, the ability of VCN-01- as a potential means of enabling the use of immunotherapeutic agents in patients who are unresponsive to these cancer therapies, the Company’s ability to successfully combine and operate the business of the Theriva Biologics and VCN, the Company’s and VCN’s product candidates demonstrating safety and effectiveness, as well as results that are consistent with prior results; the ability to complete clinical trials on time and achieve the desired results and benefits, continuing clinical trial enrollment as expected; the ability to obtain regulatory approval for commercialization of product candidates or to comply with ongoing regulatory requirements, regulatory limitations relating to the Company’s and VCN’s ability to promote or commercialize their product candidates for the specific indications, acceptance of product candidates in the marketplace and the successful development, marketing or sale of the Company’s and VCN’s products, developments by competitors that render such products obsolete or non-competitive, the Company’s and VCN’s ability to maintain license agreements, the continued maintenance and growth of the Company’s and VCN’s patent estate, the ability to continue to remain well financed and the cash providing a runway into the first quarter of 2024, and other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and its other filings with the SEC, including subsequent periodic reports on Forms 10-Q and current reports on Form 8-K. The information in this release is provided only as of the date of this release, and Theriva Biologics undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For further information, please contact:

Investor Relations:

Chris Calabrese

LifeSci Advisors, LLC

ccalabrese@lifesciadvisors.com

917-680-5608

Theriva Biologics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands except share and par value amounts)

	September 30, 2022	December 31, 2021
Assets

Current Assets
Cash and cash equivalents	$50,490	$67,325
Prepaid expenses and other current assets	2,241	1,533
Total Current Assets	52,731	68,858

Non-Current Assets
Property and equipment, net	262	101
Restricted cash	90	—
Right of use asset	1,246	1,383
In-process research and development	20,089	—
Goodwill	4,254	—
Deposits and other assets	23	23

Total Assets	$78,695	$70,365

Liabilities and Stockholders‘ Equity

Current Liabilities:
Accounts payable	$770	$524
Accrued expenses	1,411	1,928
Accrued employee benefits	1,319	978
Contingent consideration, current portion	9,483	—
Loans Payable-current	52	—
Operating lease liability	157	124
Total Current Liabilities	13,192	3,554

Non-current Liabilities
Non-current contingent consideration	2,419	—
Loan Payable - Long term	202	—
Deferred tax liabilities, net	3,489	—
Lease liability - Long term	1,244	1,403
Total Liabilities	20,546	4,957

Commitments and Contingencies
Series C convertible preferred stock, $0.001 par value; 10,000,000;275,000 issued and outstanding	2,006	—
Series D convertible preferred stock, $0.001 par value; 10,000,000;100,000 issued and outstanding	728	—
Stockholders’ Equity (Deficit):
Common stock, $0.001 par value; 20,000,000 shares authorized, 15,844,294 issued and 15,844,061 outstanding at September 30, 2022 and 13,204,487 issued and 13,204,254 outstanding at December 31, 2021	16	13
Additional paid-in capital	343,621	336,679
Accumulated other comprehensive loss	(2,844)	—
Accumulated deficit	(285,378)	(271,284)
Total Stockholders‘ Equity	55,415	65,408

Total Liabilities and Stockholders‘ Equity	$78,695	$70,365

Theriva Biologics, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2022	2021	2022	2021
Operating Costs and Expenses:
General and administrative	$2,444	$1,303	$5,599	$3,988
Research and development	2,570	1,972	8,652	5,021
Total Operating Costs and Expenses	5,014	3,275	14,251	9,009

Loss from Operations	(5,014)	(3,275)	(14,251)	(9,009)

Other Expense:
Exchange loss	(9)	—	(40)	—
Interest income	170	2	197	4
Total Other Income(Expense)	161	2	157	4

Net Loss	(4,853)	(3,273)	(14,094)	(9,005)

Net Loss Attributable to Non-controlling Interest	—	—	—	(1)

Net Loss Attributable to Theriva Biologics, Inc. and Subsidiaries	$(4,853)	$(3,273)	$(14,094)	$(9,004)

Effect of Warrant exercise price adjustment	(340)	—	(340)	—
Series A Preferred Stock Dividends	—	—	—	(24)
Effect of Series A Preferred Stock price adjustment	—	—	—	(7,402)
Series B Preferred Stock Dividends	—	—	—	(1,497)

Net Loss Attributable to Common Stockholders	$(5,193)	$(3,273)	$(14,434)	$(17,926)

Net Loss Per Share - Basic and Dilutive	$(0.33)	$(0.25)	$(0.95)	$(1.51)

Weighted average number of shares outstanding during the period - Basic and Dilutive	15,844,061	13,204,254	15,176,927	11,844,863

Net Loss	(4,853)	(3,273)	(14,094)	(9,005)
Loss on foreign currency translation	(1,527)	—	(2,844)	—
Total comprehensive loss	(6,380)	(3,273)	(16,938)	(9,005)
Comprehensive loss attributable to non-controlling interest	—	—	—	(1)
Comprehensive loss attributable to Theriva Biologics, Inc. and Subsidiaries	(6,380)	(3,273)	(16,938)	(9,004)